Exhibit (e)(xi)

Grindrod Shipping Holdings Ltd.

2018 FORFEITABLE SHARE
PLAN

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	INTERPRETATION	1
3.	THE FSP	6
4.	OPERATION OF THE FSP	6
5.	FSP LIMITS	9
6.	MAKING AND SETTLEMENT OF AWARDS	9
7.	PARTICIPANT’S RIGHTS BEFORE THE VESTING DATE	11
8.	VESTING OF AWARDS	12
9.	TERMINATION OF EMPLOYMENT AND DEATH	12
10.	CHANGE OF CONTROL	14
11.	VARIATION IN SHARE CAPITAL	15
12.	FORFEITURE AND LAPSE OF AWARDS	16
13.	FURTHER CONDITIONS	17
14.	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS	19
15.	AMENDMENTS AND TERMINATION	19
16.	DOMICILIUM AND NOTICES	20
17.	DISPUTES	20
18.	TERMS OF EMPLOYMENT UNAFFECTED	21
19.	DISCLAIMER OF LIABILITY	21
20.	GOVERNING LAW	21

1.	INTRODUCTION

1.1	The purpose of the FSP is to provide selected Employees of the Employer Companies and Non-Executive Directors with the opportunity of receiving Shares in the Company.

1.2	The FSP will be used as a retention mechanism or as a tool to attract prospective Employees. While the FSP is primarily intended to cater to employees of the Group, it should also be recognised that there are other persons who make and can make significant contributions to the Group even though they are not employed within the Group. These may include the Non-Executive Directors who are from different professions and commercial backgrounds, bringing to the Group their wealth of knowledge, business expertise and contacts within the business community. They play an important role in helping the Group shape its business and growth strategies by allowing the Group to draw on their diverse backgrounds and experiences. It is crucial for the Group to attract and retain these Non-Executive Directors by allowing them to participate in the FSP. The FSP will provide Participants with the opportunity to share in the success of the Company and provide alignment between these Participants and shareholders.

2.	INTERPRETATION

2.1	In these Rules, unless inconsistent with the context, the following words and expressions shall have the following meanings:

2.1.1	“Act”	the Companies Act 1967, as amended and any re-enactment or replacement thereof;

2.1.2	“Allocated”	for purposes of setting the FSP limits referred to in Rule 5, shall mean one Share allocated per Forfeitable Share Awarded;

2.1.3	“Auditors”	the auditors of the Company from time to time;

2.1.4	“Award”	an award of a specified number of Forfeitable Shares to a Participant in terms of Rule 4.6 on the basis that the Forfeitable Shares may be forfeited in the circumstances set out in the Award Letter and these Rules, and “Awarded” shall bear a similar meaning;

2.1.5	“Award Date”	the date, specified in the Award Letter, on which an Award is made to a Participant and the Participant will be deemed to have automatically accepted the Award on this date, unless otherwise specified in the Rules;

2.1.6	“Award Letter”	a letter containing the information specified in Rule 6.2 sent by the Company or its nominee, and on the recommendation of the Employer Company, to a Participant informing the Participant of the making of an Award to him;

2.1.7	“Business Day”	any day on which the applicable stock exchange is open for the transaction of business;

2.1.8	“Capitalisation Issue”	the issue of shares on capitalisation of the Company’s profits and/or reserves;

2.1.9	“Change of Control”	where a person (or persons acting together in concert), acquires or consolidates Control of the Company;

2.1.10	“Company”	Grindrod Shipping Holdings Ltd (Registration Number 201731497H);

2.1.11	“Control”	means:
a) the holding of shares or the aggregate of holdings of shares or other securities in the Company carrying 30% or more of the voting rights attributable to the share capital of the Company which are currently exercisable at a general meeting of the Company irrespective of whether such holding or holdings confers de facto control; or

b) the holding or control by a shareholder alone or pursuant to an agreement with other shareholders of more than 50% of the voting rights in the Company; or

(c) is entitled, directly or indirectly, to appoint a majority of Directors of the board of Directors of the Company, or to appoint or remove Directors having a majority of the votes exercisable at meetings of the board of Directors of the Company;

2.1.12	“Country Schedule”	any schedule to these Rules that may be adopted

as directed by the RemCom, governing participation in the FSP by Participants employed by the Group in jurisdictions other than Singapore. Such Country Schedule shall form part of the Rules;

2.1.13	“Date of Termination of Employment”	the date upon which a Participant is no longer permanently employed by, or ceases to hold salaried office in, any Employer Company;
provided that, where a Participant's employment is terminated without notice or on terms in lieu of notice, the Date of Termination of Employment shall be deemed to occur on the date on which the termination takes effect, and where such employment is terminated with notice, the Date of Termination of Employment shall be deemed to occur upon the date on which that notice expires;

2.1.14	“Directors”	the directors of the Company from time to time;

2.1.15	“Employee”	any person holding permanent salaried employment or office with any Employer Company, including any executive director, but excluding any non- executive director of a company in the Group;

2.1.16	“Employer Company”	a company in the Group which employs a Participant;

2.1.17	“Financial Year”	the financial year of the Company currently running from 1 January to 31 December of each year;

2.1.18	“Forfeitable Shares”	the Shares comprised in the Award, the vesting of which is subject to the fulfilment of the Vesting Condition as specified in the Award Letter;

2.1.19	“FSP”	the Grindrod Shipping Holdings Ltd. Forfeitable Share Plan constituted by these Rules;

2.1.20	“Group”	the Company and its Subsidiary/ies from time to time;

2.1.21	“JSE”	the exchange operated by the JSE Limited (registration number 2005/022939/06), a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa, licensed as an exchange under the Securities Services Act, No. 36 of 2004, of South Africa, as amended and any re-enactment or replacement thereof;

2.1.22	“Liquidation Date”	the date on which any successful application for the winding up of the Company is lodged at the relevant court;

2.1.23	“Majority of Operations”	all or the greater part of the assets or undertaking of the Company;

2.1.24	“Nasdaq”	the NASDAQ Global Select Market;

2.1.25	“Non-Executive Director”	a director of any member of the Group other than one who performs an executive function (including an independent director);

2.1.26	“Participant”	an Employee and/or Non-Executive Director who has accepted or is deemed deemed to have accepted an Award made to him in terms of the FSP and includes the executor of such Employee’s and/or Non-Executive Director’s deceased estate where appropriate;

2.1.27	“Prohibited Period”	a prohibited period, including a closed period, as may be applicable to the Company from time to time in accordance with the Securities and Futures Act 2001 and any other relevant legislation or regulations in relation to dealing in securities or insider trading;

2.1.28	“Recharge Policy”	a policy or agreement in force from time to time between the Company and an Employer Company regulating the funding of the Settlement;

2.1.29	“RemCom”	the compensation and nomination committee of the board of Directors, the members of which do not hold any executive office within the Group, charged with the administration of all or part of the FSP and, in the absence of such a RemCom, non-executive directors serving on the board of Directors;

2.1.30	“Retirement”	in relation to a Participant, the normal retirement age as determined by the Company, or with the approval of the Directors, prior to the normal retirement age;

2.1.31	“Rules”	these Rules of the FSP, as amended from time to time;

2.1.32	“Settlement”	registration in the name of, and delivery to, a Participant of the required number of Forfeitable Shares to which the Participant is entitled pursuant to the vesting of an Award in accordance with the Settlement method stipulated in Rule 6.4, and the words “Settle” and “Settled” shall bear a corresponding meaning;

2.1.33	“Settlement Date”	the date on which Settlement shall occur;

2.1.34	“Share”	an ordinary share in the capital of the Company;

2.1.35	“Subsidiary”	a company which is a subsidiary of the Company, within the meaning of the Act;

2.1.36	“Vesting Condition”	the condition of continued employment (or continued holding of office for non-executive directors) with the Group for the duration of the Vesting Period, as specified in the Award Letter;

2.1.37	“Vesting Date”	the date on which a Participant becomes unconditionally entitled to the Forfeitable Shares (free of any restrictions and further conditions that could result in forfeiture) on the fulfilment of the Vesting Condition as set out in the Award Letter and “Vest”, “Vesting” and “Vested” shall be construed accordingly; and

2.1.38	“Vesting Period”	the period or periods commencing on the Award Date and ending on the date as specified in the Award Letter (both dates included) during which the Participant is required to fulfil the Vesting Condition.

2.2	The headings in these Rules are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.3	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, effect shall be given to it as if it were a substantive provision.

2.4	Unless the context indicates otherwise, an expression that denotes any gender includes the others, a natural person includes a created entity (corporate or unincorporated) and the singular includes the plural, and vice versa in each case.

2.5	References in these Rules to any statutory provisions include a reference to those provisions as amended or replaced from time to time and include any regulations made under them.

3.	THE FSP

These Rules shall govern all Awards made in terms of the FSP on or after the approval thereof by the shareholders of the Company, on recommendation of the board of directors.

4.	OPERATION OF THE FSP

4.1	Basis upon which Awards are made

4.1.1	The basis upon which Awards of Forfeitable Shares are made includes the following:

4.1.1.1	Awards of Forfeitable Shares will be made on an ad hoc basis, as and when the RemCom in consultation with the chief executive officer of the Group decides that there is a merit in making the Award to a particular Employee based on retention risks identified or requirements identified in appointing new Employees, but subject to the provisions of Rule 4.2 and 4.3. When the chief executive officer is eligible to receive an Award of Forfeitable Shares, he will be excluded from the decision to make such Award.

4.1.1.2	The number of Forfeitable Shares to be made to an Employee will primarily be based on the Employee’s annual salary, grade, and/or performance and/or market benchmarks and retention requirements.

4.1.1.3	Subsequent to the Vesting Date, the Forfeitable Shares will be Settled to the Participant and the Participant has all shareholder rights from the Settlement Date.

4.1.1.4	In all instances, Vesting of the Awards of Forfeitable Shares will be subject to the Vesting Condition for the applicable Vesting Period, unless otherwise stated in Rule 9.

4.1.1.5	The portion of Non-Executive Directors’ remuneration comprising of FSP awards shall be granted annually and shall be fixed at 50% of each respective Non-Executive Director’s annual fixed fees payable in cash; subject to any future changes in the Non-executive Directors’ remuneration as approved by shareholders in the annual general meeting of the Company. In the event that a Non-Executive Director does not hold office in the Company for a whole calendar year, the FSP awards granted to him shall be fixed at 50% of that Non-Executive Director’s prorated annual fixed fees payable in cash for that year.

4.2	The RemCom may from time to time, in its discretion on an ad-hoc basis:

4.2.1	call upon the Employer Companies to make recommendations to the RemCom as to which of their respective Employees they recommend retain the services of or attract the services of by the Award of Forfeitable Shares; and

4.2.2	approve the grant of Awards to the Employees and Non-Executive Directors.

4.3	The RemCom will have the final authority to decide:

4.3.1	which Employees and Non-Executive Directors will participate in the FSP in respect of each Award;

4.3.2	the aggregate quantum of Awards to be made to all Employees and Non-Executive Directors;

4.3.3	the Vesting Period and Vesting Date in respect of each Award; and

4.3.4	all other issues relating to the governance of the FSP.

4.4	If, and when, the RemCom approves the granting of an Award, the RemCom shall notify the Company and the Employer Company of each Employee and Non-Executive Director who has been approved for participation in the FSP.

4.5	Each Employer Company of an Employee or Non-Executive Director whose participation in the FSP has been approved shall, in writing, acknowledge to the RemCom participation of its respective Employees and/or Non-Executive Directors in the FSP.

4.6	The Company, or its nominee, shall issue an Award Letter to every Employee and Non-Executive Director who has been approved for participation in the FSP as soon as is practically possible after receiving the RemCom’s notification in terms of Rule 4.4.

4.7	The Company or Employer Companies will, however, remain responsible to procure the Settlement of the benefits under the FSP to the Participants employed by them on the Settlement Date, or as may otherwise be regulated under the Recharge Policy.

5.	FSP LIMITS

5.1	Overall company Limit

5.1.1	The aggregate number of Shares at any one time which may be Allocated and have not vested under the FSP shall not exceed 5% of the number of shares in issue (excluding treasury shares), as determined in reference to the day preceding the award.

5.1.2	The Directors must, where required, adjust the number of Shares available for the FSP stated in Rule 5.1.1 (without the prior approval of the Company in a general meeting) and the number of Shares subject to existing Awards to take account of a sub-division or consolidation of the Shares of the Company.

5.1.3	The limit on the number of Shares that may be Allocated as set out in Rule 5.1.1 and the ability of the RemCom to make an Award to an Employee or Non-Executive Director, is subject to there being at the material time the requisite approval from the shareholders of the Company. The approval from the shareholders of the Company may be given at each annual general meeting of the Company and such approval, when given, is valid only until the date of the next annual general meeting or the date on which the next annual general meeting is required by law to be held.

6.	MAKING AND SETTLEMENT OF AWARDS

6.1	Time when Awards may be made

6.1.1	Subject to Rule 3, the RemCom may, on recommendation and on behalf of any Employer Company, select any Employee or Non-Executive Director for participation in the FSP, and make an Award to such Employee or Non-Executive Director:

6.1.1.1	after the publication of the Company’s annual results for the relevant financial year. However, the RemCom may, on behalf of an Employer Company, allow an Employee or Non-Executive Director to join the FSP part way through a Financial Year of the Company by making an Award as soon as is practically possible after the interim results are published; and

6.1.1.2	on any day on which there are no restrictions on the making of Awards being restrictions imposed by a Prohibited Period, statute, order, regulation or directive.

6.1.2	In the event that there is an announcement, on any matter of an exceptional nature which involves unpublished price sensitive information, the making, settlement and vesting of Awards will occur after the aforesaid announcement is released.

6.2	Award Letter

6.2.1	The Award Letter shall be in writing and shall specify the terms of the Award including:

6.2.1.1	the name of the Employee or Non-Executive Director;

6.2.1.2	the Award Date;

6.2.1.3	the number of Forfeitable Shares subject to an Award;

6.2.1.4	the Vesting Condition;

6.2.1.5	the Vesting Date and Vesting Period; and

6.2.1.6	any other relevant terms and conditions.

6.3	Award of Forfeitable Shares

6.3.1	An Award shall:

6.3.1.1	be personal to the Employee or Non-Executive Director to whom it is addressed and may only be acted on by such Employee or Non-Executive Director; and

6.3.1.2	indicate that the Award will be deemed to have been accepted automatically by the Employee or Non-Executive Director on the Award Date unless the Employee or Non-Executive Director specifically rejects the Award in writing to the Company within five Business Days of the Award Date.

6.4 Settlement	of Awards

6.4.1	Any one of the following Settlement methods may be used, as directed by the RemCom:

6.4.1.1	The Company will, if so instructed by the RemCom, use treasury shares to effect Settlement to that Participant and where such Participants are employed by another Employer Company, it may recharge the related costs to the respective Employer Company in terms of the Recharge Policy; or

6.4.1.2	The Company will, if so instructed by the RemCom, issue Shares to the Participants, and where such Participants are employed by another Employer Company, it may recharge the related costs to the respective Employer Company in terms of the Recharge Policy.

Any proposed allotment and issue of new Shares as contemplated in Rules 6.4.1.2 will be subject to there being in force at the relevant time the requisite shareholders’ approval under the Act for the grant of Awards and issue of Shares in relation thereto. Any issued new Shares shall be subject to all the provisions of the Act, Remcom charter, the applicable listing regulation and the Constitution of the Company (including all provisions thereof relating to the voting, dividend, transfer and other rights attached to such new Shares, including those rights which arise from a liquidation of the Company), and shall rank pari passu in all respects with the then existing issued Shares except for any dividend, right, allotment or other distribution, the record date for which being prior to the relevant date of issue of such new Shares.

6.4.2	The number of Forfeitable Shares delivered to the Participant in Settlement shall be that stipulated in the Award Letter irrespective of the cost to the Company or Employer Company.

7. PARTICIPANT’S	RIGHTS BEFORE THE VESTING DATE

Participants will not have any rights to voting or dividends prior to the Vesting Date in respect to Shares which have not been Settled.

8.	VESTING OF AWARDS

8.1	Subject to Rules 9, 10 and 13.3, the Award will Vest on the date or dates specified in the Award Letter to be the Vesting Date, provided the Vesting Condition specified in the Award Letter has been fulfilled.

9.	TERMINATION OF EMPLOYMENT AND DEATH

9.1	Resignation or dismissal

9.1.1	If an Employee’s employment with any Employer Company terminates before the Vesting Date by reason of:

(i)	his resignation; or

(ii)	dismissal on grounds of misconduct, proven poor performance or proven dishonest or fraudulent conduct (whether such cessation occurs as a result of notice given by him or otherwise or where he resigns to avoid dismissal on ground of misconduct, poor performance or proven dishonest or fraudulent conduct), his Awards of Forfeitable Shares will be forfeited in its entirety and will lapse immediately on the Date of Termination of Employment. For the avoidance of doubt, any Awards of Forfeitable Shares which have already Vested will be unaffected by this provision.

9.1.2	For the purposes of this Rule 9, an Employee will not be treated as ceasing to be an Employee of an Employer Company if, on the same date on which he ceases to be an Employee of an Employer Company, he is employed by another company in the Group.

9.1.3	If a Non-Executive Director ceases to be a director (whether by retirement by rotation and not being re-elected or choosing not to stand for re-election or by resignation) with any Employer Company before the Vesting Date, his entitlement to Awards of Forfeitable Shares will be adjusted based on the duration of the Non-Executive Director’s service for that financial year. The amount of Awards a Non-Executive Director is entitled to for his service for an incomplete financial year shall be calculated based on 50% of the relevant annual fees multiplied by the number of days of services, divided by 365 days.

9.2	Retrenchment, ill-health, injury, disability and sale of Employer Company

9.2.1	If a Participant’s employment with any Employer Company terminates prior to the Vesting Date by reason of:

(i)	retrenchment, as determined in accordance with the Employer Company’s policy; or

(ii)	ill-health, injury or disability, as determined to the satisfaction of the RemCom; or

(iii)	the Participant’s Employer Company ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group,

a portion of his Award of Forfeitable Shares shall Vest on the Date of Termination of Employment or as soon as reasonably possible thereafter. The portion of the Award which shall Vest will reflect the number of complete months served since the Award Date to the Date of Termination of Employment, over the total number of months in the Vesting Period.

9.3	To the extent that there is more than one Vesting Date and more than one Vesting Period in respect of a particular Award, the calculation set out in Rule 9.2.1 should be carried out in respect of each Vesting Period.

9.4	The portion of the Award that does not Vest will lapse on the Date of Termination of Employment.

9.5	For the avoidance of doubt, any Awards which have already Vested will be unaffected by this provision.

9.6	If a Participant’s employment with any Employer Company terminates prior to the Vesting Date by reason of death, his Award will Vest immediately.

9.7	If a Participant’s employment with any Employer Company terminates prior to the Vesting Date by reason of Retirement, the RemCom will determine the Vesting of his Award.

9.8	Other terminations and exceptional circumstances

9.8.1	Subject to the RemCom determining otherwise in its absolute discretion, if the Participant ceases to be in the employment of any Employer Company before the Vesting Date for any other reason, a portion of his Award shall Vest on the Date of Termination of Employment or as soon as reasonably practicable thereafter. The portion of the Award which shall Vest will be calculated in accordance with Rule 9.2.1.

9.8.2	The portion of the Award that does not Vest shall lapse on the Date of Termination of Employment.

9.8.3	For the avoidance of doubt, any Awards which have already Vested will be unaffected by this provision.

10. CHANGE OF CONTROL

10.1	Subject to Rule 10.2,:

10.1.1	in the event of a Change of Control of the Company occurring before the Vesting Date which directly results in:

10.1.1.1	the Shares ceasing to be listed on the Nasdaq and the JSE;

10.1.1.2	the Majority of Operations of the Company being merged with those of another company or companies; or

10.1.1.3	the FSP being terminated; or

10.1.2	if under any applicable laws, the court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies; or

10.1.3	if the shareholders pass a resolution for a members’ solvent voluntary winding up (other than for amalgamation or reconstruction);

The RemCom will, at its discretion early vest all unvested shares.

10.2	If there is an internal reconstruction or other event which does not involve:

10.2.1	any Change of Control; or

10.2.2	any change in the ultimate Control of the Company; or

10.2.3	a Change of Control which does not result directly in an event specified in Rules 10.1.1, 10.1.2 or 10.1.3; or

10.2.4	if any other event (other than the events set out in Rules 10.1.2 and 10.1.3) happens which may affect the Awards including the Shares ceasing to be listed on the JSE and the Nasdaq,

the Award held by a Participant shall not Vest as a consequence of that event and shall continue to be governed by the Rules of the FSP. However, the RemCom may take such action as it considers appropriate to protect the interests of Participants following the occurrence of such event, including converting Awards into awards in respect of shares in one or more other companies, provided the Participant is no worse off.

11. VARIATION IN SHARE CAPITAL

11.1	Capitalisation Issue, subdivision or consolidation of Shares, liquidation, etc

11.1.1 In the event of a:

(i)	Capitalisation Issue; or

(ii)	a subdivision of Shares; or

(iii)	a consolidation of Shares; or

(iv)	reduction (including any reduction arising by reason of the Company purchasing or acquiring its issued Shares); or

(v)	the Company making distributions, including a distribution in specie, other than a dividend paid in the ordinary course of business out of the current year’s retained earnings,

Participants shall continue to participate in the FSP. The RemCom may make such adjustment to the number of Forfeitable Shares comprised in the relevant Award or take such other action to place Participants in no worse a position than they were prior to the occurrence of the relevant event. Such adjustment should give the Participant an entitlement to an equivalent proportion of the equity capital of the Company as that to which he was entitled prior to the occurrence of the relevant event.

11.2	The issue of Shares or securities convertible into, or with rights to acquire or subscribe for Shares as consideration for an acquisition, for cash or for a vendor consideration placing will not be regarded as a circumstance that requires any adjustment to Awards.

11.3	Unless the RemCom considers an adjustment to be appropriate, the following events shall not normally be regarded as a circumstance requiring adjustment:

11.3.1	the cancellation of issued Shares purchased or acquired by the Company by way of a market purchase of such Shares undertaken by the Company on any applicable stock exchange during the period when a share purchase mandate granted by shareholders (including any renewal of such mandate) is in force;

11.3.2	an issue of Shares or other securities convertible into or with rights to acquire or subscribe for Shares to the employees of the Company or any Employer Company including Employees pursuant to a purchase or an option scheme approved by shareholders in general meeting of the Company, including this FSP or any other share-based incentive schemes implemented by the Company; and

11.3.3	any issue of Shares arising from the exercise of any warrants or the conversion of any convertible securities issued by the Company.

11.4	Notwithstanding the provisions of Rule 11.1 above, no such adjustment shall be made:

11.4.1	if as a result, the Participant receives a benefit that a shareholder does not receive;

11.4.2	if as a result, such adjustment will result in the number of Shares comprised in an Award, together with new Shares to be issued or issuable under the FSP, to exceed the limit referred to in Rule 5.1.1; and

11.4.3	unless the RemCom after considering all relevant circumstances considers it equitable to do so.

11.5	The Company shall notify the Participants of any adjustments which are made under Rule 11.1. Where necessary, in respect of any such adjustments, Auditors, acting as experts and not as arbitrators and whose decision shall be final and binding on all persons affected thereby, shall confirm to the Company in writing that these are calculated on a non- prejudicial basis.

11.6	If an order is made for the winding up of the Company on the basis of its insolvency, an Award of Forfeitable Shares shall ipso facto lapse as from the Liquidation Date.

12. FORFEITURE AND LAPSE OF AWARDS

12.1	Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

12.1.1	The RemCom determining that any further condition imposed under Rule 6.2, in relation to Forfeitable Shares, has not been satisfied in respect of the Award and can no longer be satisfied;

12.1.2	Subject to Rule 9 and 10, the Date of Termination of Employment;

12.1.3	The Liquidation Date, in accordance with Rule 11.6; and

12.1.4	Any other date provided for under these Rules.

13. FURTHER CONDITIONS

13.1	In circumstances where the tax and/or regulatory requirements of a particular jurisdiction where a Participant works makes the delivery of Shares impossible or impractical, the Directors can direct that the Participants be paid a cash amount in lieu of Shares on the Vesting Date. A separate Country Schedule detailing the provisions in respect of such jurisdiction may be adopted in addition to, or instead of, paying a cash amount in lieu of Shares on the Vesting Date.

13.2	An Employer Company may withhold any amount required:

13.2.1	to meet any costs in respect of the Vesting of an Award of Forfeitable Shares for which the Participant is liable; or

13.2.2	for employees’ tax,

from the Participant’s remuneration or any other amount due by the Employer Company to the Participant. For the avoidance of doubt, all taxes (including income tax) arising from the grant and/or release of any Awards to any Participant under the FSP shall be borne by that Participant.

13.3	The Employer Company will delay the Settlement or Vesting of the Award, whichever is appropriate, to the Participant if the acquisition or disposal of the Shares would otherwise:

13.3.1	occur during a Prohibited Period; or

13.3.2	be in contravention of any code adopted by the Company relating to dealings in securities by Directors; or

13.3.3	be prohibited by insider trading legislation or any other legislation or regulations,

until such time as the Settlement or Vesting of the Award will no longer constitute such a contravention.

13.4	The rights of Participants under this FSP are determined exclusively by these Rules.

13.5	Except as otherwise provided in the Rules, the Participant has no right to any compensation, damages or any other sum or benefit by reason of the fact that:

13.5.1	he ceased to be a Participant in the FSP; or

13.5.2	any of his rights or expectations under this FSP were reduced or lost.

13.6	Where a Participant is transferred from one Employer Company to another Employer Company:

13.6.1	all Awards granted to such Participant by the first Employer Company shall remain in force on the same terms and conditions as set out in these Rules; and

13.6.2	the second Employer Company shall assume a pro-rata portion of the first Employer Company's obligations in respect of the relevant Awards in consideration for obtaining the Participant's services from the first Employer Company.

13.7	Every Award shall be subject to the condition that no Settlement will be effected if such Settlement would be contrary to any law or enactment, or any rules or regulations of any legislative or non-legislative governing body for the time being in force in Singapore or any other relevant country having jurisdiction in relation thereto.

14.	DISCLOSURE IN ANNUAL FINANCIAL STATEMENTS

The Company shall disclose in its annual financial statements the number of Shares that may be utilised for purposes of the FSP at the beginning of the accounting period and changes in such number during the accounting period and the balance of Shares available for utilisation for purposes of the FSP at the end of the accounting period.

15.	AMENDMENTS AND TERMINATION

15.1	Subject to the provision of this Rule 15, the RemCom may at any time alter, vary or add to these terms and conditions as it thinks fit. Amendments to these terms and conditions may only affect Awards to Participants that have already been made if they are to the advantage of Participants.

15.2	Except as provided in Rule 15.3 the provisions relating to:

15.2.1	eligibility to participate in the FSP;

15.2.2	the number of Shares which may be utilised for the purpose of the FSP as envisaged in Rule 5.1;

15.2.3	the basis upon which Awards are made as stipulated in Rule 4.1.1;

15.2.4	the amount payable upon the grant, Settlement or Vesting of an Award;

15.2.5	the adjustment of Awards in the event of a variation of capital of the Company or a Change of Control of the Company;

15.2.6	the procedure to be adopted in respect of the Vesting of Awards in the event of termination of employment as envisaged in Rule 9; and

15.2.7	the terms of this Rule 15.2,

may not be amended without the prior approval by ordinary resolution of shareholders of the Company present or by proxy, in general meeting, excluding all the votes attached to Forfeitable Shares and all Shares owned and controlled by persons who are existing Participants in the FSP and which have been acquired under the FSP.

15.3	Subject to Rule 15.2 the RemCom may make minor amendments for ease of the administration of the FSP, to comply with or take account of the provisions of any proposed or existing legislation or to obtain or maintain favourable, taxation or regulatory treatment of any Employer Company or any present or future Participant, including the adoption of a Country Schedule for the benefit of Employees of the Group working outside Singapore.

15.4	The FSP may be terminated at any time by and at the discretion of the RemCom or by ordinary resolution of shareholders at a general meeting of the Company subject to all relevant approvals which may be required, and if the FSP is so terminated, no further Awards shall be offered hereunder but Awards granted before such termination will continue to be valid and as described in the provisions of the FSP.

3.	DOMICILIUM AND NOTICES

16.1	The parties choose domicilium citandi et executandi for all purposes arising from this FSP, including, without limitation, the giving of any notice, the payment of any sum, the delivery of Shares, the serving of any process, as follows:

16.1.1	the Company, the company secretary and the RemCom: The address and telefax number of the registered office of the Company from time to time or such other address or telefax number, and marked for the attention of the RemCom, as may be notified by the Company to Participants in writing;

16.1.2	Employer Company: The address and telefax number of the Registered Office of the Employer Company from time to time or such other address or telefax number, and marked for the attention of the RemCom, as may be notified by the Employer Company to Participants in writing;

16.1.3	each Participant: The physical address, telefax number and electronic address from time to time reflected as being his address, telefax number and/or electronic address in the Employer Company’s relevant system from time to time or the address and place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

16.2	Any notice given and any delivery or payment made by any of the above persons to any other which:

16.2.1	is delivered by hand during the normal business hours of the addressee at the relevant address specified in Rule 16.1, shall be rebuttably presumed to have been received by the addressee at the time of delivery;

16.2.2	is delivered by courier during the normal business hours of the addressee at the relevant address specified in Rule 16.1, shall be rebuttably presumed to have been received by the addressee on the 3rd (third day) after the date of the instruction to the courier to deliver to the addressee;

16.2.3	is posted by prepaid registered post to the addressee at the relevant address specified in Rule 16.1, shall be rebuttably presumed to have been received by the addressee on the 7th (seventh) day after the date of posting.

16.3	Any notice given that is transmitted by electronic mail and/or facsimile to the addressee at the addressee’s electronic address and/or facsimile address (as the case may be) for the time being, shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee on the date of successful transmission thereof.

17.	DISPUTES

Any dispute arising under the FSP shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Rule 17. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

18.	TERMS OF EMPLOYMENT UNAFFECTED

The FSP or any Award shall not form part of any contract of employment between the Company or any Employer Company and any Participant and the rights and obligations of any individual under the terms of office or employment with such company within the Group shall not be affected by his participation in the FSP or any right which he may have to participate in it or any rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever.

19.	DISCLAIMER OF LIABILITY

Notwithstanding any provisions herein contained, the Directors, the RemCom and the Company shall not under any circumstances be held liable for any costs, losses, expenses and damages (including any interest arising thereof), whatsoever and howsoever arising in any matter under or in connection with the FSP, including but not limited to, the lapsing or early expiry of any Awards pursuant to any provision of the FSP, the failure or refusal by the RemCom to exercise, or the exercise by the RemCom of any discretion under the FSP, any decision or determination of the RemCom made pursuant to any provision of the FSP, and/or the Company’s delay or failure in allotting and issuing any Forfeitable Shares or procuring the Settlement otherwise of any Forfeitable Shares or in applying for or procuring the listing of and quotation for any Forfeitable Shares to be allotted pursuant to any Award on any stock exchanges on which the Shares are quoted or listed.

20.	GOVERNING LAW

Singapore law governs the FSP unless the FSP so specifies the interpretation of other applicable laws then, in such case, those applicable laws shall govern.

This FSP was duly adopted at a shareholders meeting of Grindrod Shipping Holdings Ltd held at Cantonment Road, #03-01, Southpoint, Singapore, 089763 on May 26, 2022 at 18h00, the Rules of the FSP having been made available for inspection for at least 14 (fourteen) days prior to the general meeting at the Company’s registered office.

Chairman of the General Meeting